UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 22, 2016
P10 Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30939	74-2961657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2128 W. Braker Lane, BK 12
Austin, Texas 78758
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code:
(512) 836-6464
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5— Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 22, 2016, T. Patrick Kelly resigned as a member of the Board of Directors of P10 Industries, Inc. (the “Company”), including as a member of the various committees of the Company’s Board of Directors on which he served. Mr. Kelley’s resignation was not because of his disagreement with the Company, known to an executive officer of the Company, on any matter relating to the Company’s operations, policies or practices.

On November 23, 2016, Steven Sams resigned as a member of the Board of Directors of P10 Industries, Inc. (the “Company”), including as a member of the various committees of the Company’s Board of Directors on which he served. Mr. Sam’s resignation was not because of his disagreement with the Company, known to an executive officer of the Company, on any matter relating to the Company’s operations, policies or practices.

On November 25, 2016, each of James E. J. deVenny III and Peter Gross resigned as a member of the Company’s Board of Directors, including as a member of the respective committees of the Company’s Board of Directors on which they served. The resignations of Messrs. deVenny and Gross were not because of any of their disagreement with the Company, known to an executive officer of the Company, on any matter relating to the Company’s operations, policies or practices.

On November 28, 2016. Robert S. Greenberg resigned as a member of the Company’s Board of Directors, including as a member of the respective committees of the Company’s Board of Directors on which he served. The resignations of Mr. Greenberg was not because of any of their disagreement with the Company, known to an executive officer of the Company, on any matter relating to the Company’s operations, policies or practices.

Section 7— Regulation FD

Item 7.01 Regulation FD Disclosure

Reference is made to the disclosures provided in response to Item 5.02 of this Form 8-K with respect to the resignations of Messrs. Kelly, Sams, deVenny, Gross and Greenberg, which disclosures are incorporated herein by this reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P10 Industries, Inc.

By:        /s/James A. Powers
Name:    James A. Powers
Title:    Chief Financial Officer and Vice President of Finance

Dated: November 28, 2016

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